Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated and supplemented from time to time, this “Agreement”) by and between THOMAS GROUP, INC., a Delaware corporation (“Borrower”) and JPMORGAN CHASE BANK, N.A., a national banking association (“Bank”), is dated as of December 5, 2006 (the “Effective Date”).

The parties hereto agree as follows:

ARTICLE I.

THE LOANS

SECTION 1.01.      Revolving Credit Note.  Subject to the terms and conditions hereof, Bank agrees to make loans (“Loan” or “Loans”) to Borrower from time to time before the Termination Date, not to exceed at any one time outstanding Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000) (the “Commitment”).  Borrower has the right to borrow, repay and reborrow.  Each Loan must be at least $100,000 or the balance of the Commitment, whichever is less, and each repayment must be at least $100,000 or the principal balance of the Note (as defined below), whichever is less.  The Loans may only be used for working capital needs, capital expenditures and other general corporate purposes. Chapter 346 of the Texas Finance Code (which governs certain revolving loan accounts) will not apply to this Agreement, the Note or any Loan.  The Loans will be evidenced by, and will bear interest and be payable as provided in, the promissory note of Borrower dated of even date herewith (together with any and all renewals, extensions, modifications and replacements thereof and substitutions therefor, the “Note”).  “Termination Date” means the earlier of: (a) March 31, 2009; (b) the date specified by Bank pursuant to Section 6.1 hereof, or (c) the date specified by Bank pursuant to Section 5.12 hereof.

SECTION 1.02.      Reserved.

SECTION 1.03.      Required Payment.  If the unpaid amount of the Loans at any time exceeds the Commitment then in effect, Borrower must make a payment on the Note in an amount sufficient to reduce the unpaid principal balance of the Note to an amount no greater than the Commitment.  Such payment shall be accompanied by any prepayment charge required by the Note.

SECTION 1.04.      Commitment Fee.  Borrower agrees to pay to Bank a commitment fee in the amount of the product of the average daily unused amount of the Commitment times 0.25% per annum (“Commitment Fee”).  Accrued Commitment Fees payable under this Section shall be payable in arrears on the last day of each fiscal quarter and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof.  All

Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 1.05.      Past-Due Amounts.  Each amount due to Bank in connection with the Loan Documents will bear interest from its due date until paid at the lesser of: (a) three percent (3%) per annum plus the then applicable rate under the Note, or (ii) the Highest Lawful Rate.

SECTION 1.06.      Capital Adequacy.  If Bank determines after the date of this Agreement that any change in applicable laws, rules or regulations regarding capital adequacy, or any change in the interpretation or administration thereof by any appropriate governmental agency, or compliance with any request or directive to Bank regarding capital adequacy (whether or not having the force of law) of any such agency, increases the capital required to be maintained with respect to the Loan or Note and therefore reduces the rate of return on Bank’s capital below the level Bank could have achieved but for such change or compliance (taking into consideration Bank’s policies with respect to capital adequacy), then Borrower will pay to Bank from time to time, within fifteen (15) days of Bank’s request, any additional amount required to compensate Bank for such reduction.  Bank will request any additional amount by delivering to Borrower a certificate of Bank setting forth the amount necessary to compensate Bank.  The certificate will be conclusive and binding, absent manifest error.  Bank may make any assumptions, and may use any allocations of costs and expenses and any averaging and attribution methods, which Bank in good faith finds reasonable.

ARTICLE II.

CONDITIONS PRECEDENT

SECTION 2.01.      All Loans.  Bank is not obligated to make any Loan unless:(a) Bank has received the following, duly executed and in Proper Form: (1) a Request for Loan, substantially in the form of Exhibit A attached hereto, not later than the period required under the Note before the date (which shall also be a Business Day) of the proposed Loan; provided however, Bank may accept and act upon verbal advance requests received from Borrower’s representative reasonably believed by Bank to be authorized to make such requests; and (2) such other documents as Bank reasonably may require; (b) no Event of Default exists; and (c) the making of the Loan is not prohibited by, or subjects Bank to any penalty or onerous condition under any Legal Requirement.

SECTION 2.02.      First Loan.  In addition to the matters described in the preceding section, Bank will not be obligated to make the first Loan unless Bank has received all of the documents specified on Annex I attached hereto in Proper Form.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

To induce Bank to enter into this Agreement and to make the Loans, Borrower represents and warrants as of the Effective Date and as of the date of each request for a Loan that each of the following statements is and shall remain true and correct throughout the term of this Agreement:

SECTION 3.01.      Organization and Status.  Borrower and each Subsidiary of Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has all power and authority to conduct its business as presently conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification desirable.  Borrower has no Subsidiary other than those listed on Annex II, as supplemented from time to time to include any new Subsidiaries created or acquired in accordance with this Agreement, and each Subsidiary is owned by Borrower in the percentage set forth on Annex II.

SECTION 3.02.      Financial Statements.  All financial statements delivered to Bank are complete and correct and fairly present, in accordance with generally accepted accounting principles, consistently applied (“GAAP”), the financial condition and the results of operations of Borrower and each Subsidiary of Borrower as at the dates and for the periods indicated.  No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of Borrower or any Subsidiary of Borrower since the dates of such financial statements.  Neither Borrower nor any Subsidiary of Borrower is subject to any instrument or agreement having a Material Adverse Effect on Borrower or any Subsidiary.

SECTION 3.03.      Enforceability.  The Loan Documents are legal, valid and binding obligations of the Parties enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary action; are within the power and authority of the Parties; do not and will not violate any Legal Requirement, the Organizational Documents of the Parties or any agreement or instrument binding or affecting the Parties or any of their respective Property.

SECTION 3.04.      Compliance.  Borrower and each Subsidiary of Borrower has filed all applicable tax returns and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith and for which adequate reserves have been established.  Borrower and each Subsidiary of Borrower is in compliance with all applicable Legal Requirements for which noncompliance could result in a Material Adverse Effect on Borrower. Borrower and each Subsidiary of Borrower manage and operate (and will continue to manage and operate) their respective businesses in accordance with good industry practices.  Neither Borrower nor any Subsidiary of Borrower is in default in the payment of any other indebtedness in an aggregate amount in excess of $250,000 or under any material agreement to which it is a party.  The Parties have obtained all consents of and registered with all Governmental Authorities or other Persons required to execute, deliver and perform the Loan Documents.

SECTION 3.05.      Litigation.  Except as previously disclosed to Bank in writing, there is no litigation or administrative proceeding pending or, to the knowledge of Borrower, threatened against, nor any outstanding judgment, order or decree affecting Borrower or any Subsidiary of Borrower before or by any Governmental Authority which could have a Material Adverse Effect on Borrower.

SECTION 3.06.      Intentionally Deleted.

SECTION 3.07.      Regulation U; Business Purpose.  None of the proceeds of any Loan will be used to purchase or carry, directly or indirectly, any margin stock or for any other purpose which would make this credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  All Loans will be used for business, commercial, investment, agricultural or other similar purpose and not primarily for personal, family, or household use.

SECTION 3.08.      Environment.  Borrower and each Subsidiary of Borrower have complied with applicable Legal Requirements in each instance in which any of them have generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, on or off its premises (whether or not owned by any of them).  Neither Borrower nor any Subsidiary of Borrower has any material contingent liability for non-compliance with environmental or hazardous waste laws.  Neither Borrower nor any Subsidiary of Borrower has received any notice that it or any of its Property or operations does not comply with, or that any Governmental Authority is investigating its compliance with, any environmental or hazardous waste laws.

SECTION 3.09.      Investment Company Act/Public Utility Holding Company Act.  Neither Borrower nor any Subsidiary of Borrower is an “investment company” within the meaning of the Investment Company Act of 1940 or a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Borrower agrees to do, and if necessary cause to be done, and cause each of its Subsidiaries to do, each of the following:

SECTION 4.01.      Corporate Fundamentals.

(a)                                  Pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested in good faith and adequate reserves have been established therefor;

(b)                                 Renew and keep in full force and effect all of its licenses, permits and franchises necessary for the conduct of its business;

(c)                                  Do all things necessary to preserve its corporate existence and its qualifications and rights in all jurisdictions where such qualification is necessary; and

(d)                                 Comply with all applicable Legal Requirements for which noncompliance could result in a Material Adverse Effect on Borrower; and

(e)                                  Protect, maintain and keep in good repair its Property and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

SECTION 4.02.      Insurance.  Maintain insurance with such reputable financially sound insurers, on such of its Property and personnel, in such amounts and against such risks as is customary with similar Persons in similar businesses, and furnish Bank satisfactory evidence thereof promptly upon request.

SECTION 4.03.      Financial Information.  Furnish to Bank in Proper Form:

(a)                                  the financial statements prepared in conformity with GAAP on consolidated and consolidating bases and the other information described in, and within the times required by, the Reporting Requirements, Financial Covenants and Compliance Certificate attached hereto as Exhibit B and incorporated herein by reference (“Compliance Certificate”);

(b)                                 within the time required by the Compliance Certificate, a completed Compliance Certificate signed and certified by the chief financial officer or president of the Party required to submit the information;

(c)                                  promptly after such request is submitted to the appropriate Governmental Authority, any request for waiver of funding standards or extension of amortization periods with respect to any employee benefit plan; and

(d)                                 such other information relating to the financial condition and affairs of Borrower, each Obligor and their Subsidiaries as Bank may reasonably request from time to time.

SECTION 4.04.      Matters Requiring Notice.  Notify Bank immediately, upon acquiring knowledge of (a) the institution or threatened institution of any lawsuit or administrative proceeding which, if adversely determined, might have a Material Adverse Effect on Borrower; (b) any material adverse change in the assets, liabilities, financial condition, business or affairs of Borrower; (c) any Event of Default; (d) any reportable event or any prohibited transaction in connection with any employee benefit plan; or (e) any sale, transfer, hypothecation, assignment or other disposition by any of the Current Owners of any shares of the capital stock of the Borrower except (i) in one or more transactions in which one or more of the Current Owners retains beneficial ownership of such shares (within the meaning of the Securities

Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), (ii) in sales made into the public securities markets pursuant to Rule 144 under the Securities Act of 1933, as amended, or any similar provision or (iii) in connection with a public offering or registered sale unless such transaction is reasonably expected to cause a Change in Control (and provided that no such notice shall be required during any period in which notification of such registered sale or public offering is not permitted by or is inadvisable in light of applicable Legal Requirements).

SECTION 4.05.      Inspection.  Upon prior notice to Borrower, permit Bank and its affiliates to inspect and photograph its Property, to examine and copy its files, books and records, and to discuss its affairs with its officers and accountants, at such times and intervals and to such extent as Bank reasonably desires.

SECTION 4.06.      Assurances.  Promptly execute and deliver any and all further agreements, documents, instruments, and other writings that Bank may request to cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the agreements set forth or intended to be set forth in the Loan Documents.

SECTION 4.07.      Certain Changes.  Notify Bank at least thirty (30) days prior to the date that any of the Parties changes its name or the location of its chief executive office or principal place of business.

SECTION 4.08.      Compliance Certificate.  Comply with each of the other covenants set forth in the Compliance Certificate attached hereto as Exhibit B.

SECTION 4.09.      Accounts.  Maintain primary operating and collection bank accounts with Bank.

SECTION 4.10.      Minimum Tangible Net Worth.

(a)                                  For the period commencing on the date of this Agreement through and including December 31, 2006, maintain, as of any fiscal quarter end, Tangible Net Worth greater than or equal to (i) $8,000,000, plus (ii) 50% of the sum of (a) positive Net Income for the Initial Measurement Period, minus (b) Stock Repurchases for the Initial Measurement Period, minus (c) Distributions for the Initial Measurement Period.

(b)                                 For the period commencing on January 1, 2007 and at all times thereafter, maintain, as of any fiscal quarter end, Tangible Net Worth greater than or equal to (i) $8,000,000, plus (ii) 50% of the sum of (a) positive Net Income for the four-quarter period then ending, minus (b) Stock Repurchases for the four-quarter period then ending, minus (c) Distributions for the four-quarter period then ending.

SECTION 4.11.      Compliance with Agreements.  Comply, and cause each Subsidiary to comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties or business.

SECTION 4.12.      Additional Subsidiaries.  If any additional Subsidiary is formed or acquired, with the Bank’s prior consent (in accordance with Section 5.08), after the Effective Date and if such Subsidiary is a Domestic Subsidiary, Borrower will cause such Domestic Subsidiary to become a Guarantor within five Business Days after such Domestic Subsidiary is formed or acquired, provided that if Borrower has not received a form of guaranty from the Bank on or before the date such Domestic Subsidiary is formed or acquired, then Borrower will have five (5) Business Days from the date of receipt of such guaranty to comply with this Section, and promptly after delivery of such guaranty form from the Bank, Borrower shall take such actions to create and perfect Liens on such Domestic Subsidiary’s Accounts and Proceeds to secure the Obligations as the Bank shall request.  If such Subsidiary is a Foreign Subsidiary and any equity interest in or Indebtedness of such Foreign Subsidiary are owned by or on behalf of the Borrower or any Guarantor, Borrower will cause to be pledged to Bank within five (5) Business Days after such Foreign Subsidiary is formed or acquired, provided that if Borrower has not received a form of security agreement from the Bank on or before the date such Foreign Subsidiary is formed or acquired, then Borrower will have five (5) Business Days from the date of receipt of such security agreement to comply with this Section, all shares of common stock of the Foreign Subsidiary and all other shares of capital stock of whatever class of the Foreign Subsidiary now or hereafter owned by or on behalf of the Borrower or any Guarantor and all equity rights of any such Foreign Subsidiary, subject, however, to the limitation that shares of capital stock of any such Foreign Subsidiary which represent in excess of 65% of the combined voting power of all classes of capital stock of such Foreign Subsidiary shall not be pledged; provided, however, that if following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder which would permit a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of any Foreign Subsidiary entitled to vote without causing the undistributed earnings of such Foreign Subsidiary as determined for Federal income taxes to be treated as a deemed dividend to the Borrower for Federal income tax purposes, then the 65% limitation set forth above shall no longer be applicable and the Borrower shall cause to be duly pledged and delivered to Bank such of the capital stock not theretofore required to be pledged under this Agreement.

ARTICLE V.

NEGATIVE COVENANTS

Borrower will not, and no Subsidiary of Borrower will:

SECTION 5.01.      Indebtedness.  Create, incur, or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to, any Indebtedness, contingent or otherwise except:

(a)                                  Indebtedness to Bank, or secured by Liens permitted by this Agreement, or otherwise approved in writing by Bank, and renewals and extensions (but not increases) thereof;

(b)                                 Purchase money Indebtedness owing to Persons other than Bank, so long as the amount of such purchase money Indebtedness incurred by Borrower does not exceed $250,000, in the aggregate at any time outstanding;

(c)                                  Indebtedness (other than the purchase money Indebtedness referenced in Section 5.01(b)) owing to Persons other than Bank, so long as the amount of such Indebtedness incurred by Borrower does not exceed $250,000, in the aggregate at any time outstanding;

(d)                                 Indebtedness outstanding as of the date hereof more particularly described in Schedule 5.01 attached hereto, and all renewals and extensions (but not increases) thereto; and

(e)                                  Current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and Persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms.

SECTION 5.02.      Liens.  Create or permit to exist any Lien upon any of its Property now owned or hereafter acquired, except:

(a)                                  Liens, not for borrowed money, arising in the ordinary course of business;

(b)                                 Liens for taxes not delinquent or being contested in good faith by appropriate proceedings;

(c)                                  Liens in effect on the date hereof and set forth in Schedule 5.02, so long as neither the indebtedness secured thereby nor the Property covered thereby increases;

(d)                                 Liens securing purchase money Indebtedness that is otherwise permitted under Section 5.01(b) of this Agreement; and

(e)                                  Liens in favor of Bank, or otherwise approved in writing by Bank.

SECTION 5.03.      Financial and Other Covenants.  Fail to comply with the required financial covenants and other covenants described, and calculated as set forth, in Exhibit B.  Unless otherwise provided on Exhibit B, all such amounts and ratios will be calculated: (a) on the basis of GAAP; and (b) on a consolidated basis.  Compliance with the requirements of Exhibit B will be determined as of the dates of the financial statements to be provided to Bank.

SECTION 5.04.      Corporate Changes.  In any single transaction or series of transactions, directly or indirectly:

(a)                                  liquidate or dissolve except for Subsidiaries into Subsidiaries that are Guarantors or into Borrower;

(b)                                 be a party to any merger, acquisition or consolidation except between Subsidiaries that are Guarantors, or with Borrower as long as Borrower is the surviving entity;

(c)                                  sell or dispose of any interest in any of its Subsidiaries, or permit any of its Subsidiaries to issue any additional equity other than to Borrower or to a Subsidiary that is a Guarantor;

(d)                                 sell, convey or lease all or any substantial part of its assets, except for sale of inventory in the ordinary course of business; or

(e)                                  permit any Change in Control of Borrower, without the consent of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed.

SECTION 5.05.      Restricted Payments.  Unless otherwise permitted on Exhibit B, at any time: (a) redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interest except a Permitted Redemption; (b) declare or pay any dividend (except (i) stock dividends and dividends paid to Borrower, and/or (ii) any other dividends to the extent that (A) an Event of Default has not occurred and is not then continuing, and (B) giving effect to such dividend will not result in the occurrence of an Event of Default); or (c) make any other distribution or contribution of any Property or cash or obligation to owners of an equity interest or to a Subsidiary in their capacity as such.

SECTION 5.06.      Nature of Business; Management.  Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

SECTION 5.07.      Affiliate Transactions.  Enter into any transaction or agreement with any Affiliate except upon terms substantially similar to those obtainable from wholly unrelated sources.

SECTION 5.08.      Subsidiaries.  Form, create or acquire any Subsidiary without Bank’s prior written consent, which consent (a) may be withheld in Bank’s sole and absolute discretion with respect to the formation, creation or acquisition of any Foreign Subsidiary, and (b) shall not be unreasonably withheld or delayed with respect to any Domestic Subsidiary so long as (i) no Default or Event of Default exists or would result therefrom, and (ii) Borrower promptly complies with Section 4.12 of this Agreement.

SECTION 5.09.      Loans and Investments.  Unless otherwise provided on Exhibit B, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)                                  readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b)                                 a Permitted Redemption;

(c)                                  Permitted Investments;

(d)                                 fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; and

(e)                                  commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

SECTION 5.10.      Capital Expenditures.  Permit the aggregate Capital Expenditures of Borrower and its Subsidiaries to exceed $500,000 on an annual basis during the term of this Agreement.

SECTION 5.11.      Government Regulation.  (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

SECTION 5.12.      Change Of Chief Executive Officer. Cause or permit the Chief Executive Officer of the Borrower to cease being directly involved in the executive management of the Borrower (as Chief Executive Officer, or otherwise) without notifying the Bank in writing (“CEO Change Notice”) of the occurrence of such event within five (5) Business Days after such occurrence (“Change Notice Period”).  Upon delivery of such notice to the Bank, the Borrower may, for a period of 90 days from the date of such notice (the “Substitution Period”), seek a qualified replacement for the Chief Executive Officer that is reasonably acceptable to the Bank. If the Borrower fails to provide the CEO Change Notice, or fails to find a qualified replacement reasonably acceptable to the Bank within the Substitution Period, then the Bank may elect to (i) terminate the Commitment by so notifying the Borrower in writing (such notice being referred to herein as the “Termination Notice”) within thirty (30) days after the expiration date of the Substitution Period (or, in the case of a failure of Borrower to timely provide the CEO Change Notice, at any time after the of end of Change Notice Period), and (ii) accelerate the Termination Date to a date which is thirty (30) days after the date of the Termination Notice.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

SECTION 6.01.      Events of Default.  Each of the following is an “Event of Default”:

(a)                                  Any Obligor fails to pay any principal of the Note as and when due; or

(b)                                 Any Obligor fails to pay any interest on the Note or any other obligation under any Loan Document as and when due and such failure remains unremedied for five (5) days; or

(c)                                  Any Obligor or any Subsidiary of Borrower fails to pay at maturity, or within any applicable period of grace, any principal of or interest on any other borrowed money obligation in excess of $250,000; or

(d)                                 Any representation or warranty made in any Loan Document was incorrect, false or misleading when made; or

(e)                                  Any Obligor violates any term, covenant or other provision contained in any Loan Document and, only in respect of the violation of covenants in Sections 4.01, 4.02, 4.05, 4.06 and 4.07 of this Agreement, such failure shall continue unremedied for ten (10) business days; or

(f)                                    An event of default (other than an event of default covered by (a), (b) or (d) above) occurs under any other Loan Document; or

(g)                                 Final judgment for the payment of money in excess of $50,000 is rendered against any Obligor or any Subsidiary of Borrower and remains undischarged for a period of thirty (30) days during which execution is not effectively stayed; or

(h)                                 The making of any levy, seizure, garnishment, sequestration or attachment of or on any of the Collateral; or

(i)                                     Any order is entered in any proceeding against any Obligor or any Subsidiary of Borrower decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for thirty (30) days; or

(j)                                     Any Obligor or any Subsidiary of Borrower makes a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, insolvency, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or any such petition or application shall be filed or any such proceeding shall be commenced against any Obligor or any Subsidiary of Borrower and the Obligor or such Subsidiary by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of any Obligor or any Subsidiary of Borrower or granting relief to any Obligor or any Subsidiary of Borrower or approving the petition in any such proceeding, and such order shall remain in effect for more than thirty (30) days; or any Obligor or any Subsidiary of Borrower shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or

(k)                                  A material adverse change occurs in the assets, liabilities, financial condition, business or affairs of any Obligor or any Subsidiary of Borrower; or

(l)                                     Any Change of Control for which Borrower has not obtained the written consent of Bank.

SECTION 6.02.      If any Event of Default occurs, then Bank may do any or all of the following, at its sole discretion: (1) declare the Obligations to be immediately due and payable without notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) without notice to any Obligor, terminate the Commitment and accelerate the Termination Date; (3) set off, in any order, against the indebtedness of any Obligor under the Loan Documents any debt owing by Bank to the Obligor (whether such debt is owed individually or jointly), including, but not limited to, any deposit account, which right is hereby granted by each Obligor to Bank; and (4) exercise any and all other rights pursuant to the Loan Documents, at law, in equity or otherwise.  Nothing in this Agreement is intended to waive or vary the duties of Bank or the rights of any Obligor in violation of Section 9.602 of the Texas Business and Commerce Code.

SECTION 6.03.      Remedies Cumulative.  No remedy, right or power of Bank is exclusive of any other remedy, right or power now or hereafter existing by contract, at law, in equity, or otherwise, and all remedies, rights and powers are cumulative.

ARTICLE VII.

MISCELLANEOUS.

SECTION 7.01.      No Waiver.  No waiver of any default or Event of Default will be a waiver of any other default or Event of Default.  No failure to exercise or delay in exercising any right or power under any Loan Document will be a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power.  The making of any Loan during either the existence of any default or Event of Default, or subsequent to the occurrence of an Event of Default will not be a waiver of any such default or Event of Default.  No amendment, modification or waiver of any Loan Document will be effective unless the same is in writing and signed by the Person against whom such amendment, modification or waiver is sought to be enforced.  No notice to or demand on any Person shall entitle any Person to any other or further notice or demand in similar or other circumstances.

SECTION 7.02.      Notices.  All notices required under the Loan Documents shall be in writing and either delivered against receipt therefor, or mailed by registered or certified mail, return receipt requested, in each case addressed to the address shown on the signature page hereof or to such other address as a party may designate, or by facsimile to the facsimile number shown on the last page (provided that a copy of such facsimile shall also be sent by registered or certified mail, return receipt requested).  Except for the notices required by Section 2.1, which shall be given only upon actual receipt by Bank, notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day).

SECTION 7.03.      Governing Law.  UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

SECTION 7.04.      Survival; Parties Bound; Term of Agreement.  All representations, warranties, covenants and agreements made by or on behalf of Borrower in the Loan Documents will survive the execution and delivery of the Loan Documents; will not be affected by any investigation made by any Person, and will bind Borrower and the successors, trustees, receivers and assigns of Borrower and will benefit the successors and assigns of Bank; provided that Bank’s agreement to make Loans to Borrower will not inure to the benefit of any successor or assign of Borrower.  Except as otherwise provided herein, the term of this Agreement will be until the later of the final maturity of the Note and the full and final payment of all Obligations and all amounts due under the Loan Documents.

SECTION 7.05.      Documentary Matters.  This Agreement may be executed in several identical counterparts, on separate counterparts; each counterpart will constitute an original instrument, and all separate counterparts will constitute but one and the same instrument.  The headings and captions in the Loan Documents have been included solely for convenience and should not be considered in construing the Loan Documents.  If any provision of any Loan Document is invalid, illegal or unenforceable in any respect under any applicable law, the remaining provisions will remain effective.

SECTION 7.06.      Expenses.  Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement are consummated, Borrower agrees to pay on demand all out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for Bank) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of the Loan Documents and the making, servicing and collection of the Loans.  Borrower agrees to pay Bank’s standard Documentation Preparation and Processing Fee for preparation, negotiation and handling of this Agreement.  The obligations of Borrower under this and the following section will survive the termination of this Agreement.

SECTION 7.07.      Indemnification.  Borrower agrees to indemnify, defend and hold Bank harmless from and against any and all loss, liability, obligation, damage, penalty, judgment,

claim, deficiency and expense (including interest, penalties, attorneys’ fees and amounts paid in settlement) to which Bank may become subject arising out of or based upon the Loan Documents, or any Loan, INCLUDING ALL LOSS, LIABILITY, OBLIGATION, DAMAGE, PENALTY, JUDGMENT, CLAIM, DEFICIENCY AND EXPENSE RESULTING FROM BANK’S OWN NEGLIGENCE, except and to the extent caused by Bank’s gross negligence or willful misconduct.

SECTION 7.08.      Nature of Obligations.  If more than one Borrower executes this Agreement, all of the representations, warranties, covenants and agreements of Borrower shall be joint and several obligations of all Borrowers.

SECTION 7.09.      Usury Not Intended.  No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto.  In the event Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to the Borrower.  In determining whether or not the interest paid or payable exceeds the Highest Lawful Rate, the Borrower and Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Highest Lawful Rate.

SECTION 7.10.      No Course of Dealing.  NO COURSE OF DEALING BY BORROWER WITH BANK, NO COURSE OF PERFORMANCE AND NO TRADE PRACTICES OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE MAY BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS AGREEMENT.

SECTION 7.11.      Jury Trial Waiver.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT BORROWER OR BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

SECTION 7.12.      NO ORAL AGREEMENTS.  THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

SECTION 7.13.      USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE VIII.

DEFINITIONS.

Unless the context otherwise requires, capitalized terms used in Loan Documents and not defined elsewhere shall have the meanings provided by GAAP, except as follows:

Affiliate means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.  The term “control” means to possess, directly or indirectly, the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  Bank is not under any circumstances to be deemed an Affiliate of Borrower or any of its Subsidiaries.

Authority Documents means certificates of authority to transact business, certificates of good standing, borrowing resolutions (with secretary’s certificate), secretary’s certificates of incumbency, and other documents which empower and enable Borrower or its representatives to enter into agreements evidenced by Loan Documents or evidence such authority.

Business Day means a day when the main office of Bank is open for the conduct of commercial lending business.

Capital Expenditures means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

Change in Control means (a) other than the purchase by an underwriter in connection with a public offering, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of the Borrower, other than by the Current Owners or either of them); or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

Chief Executive Officer means James Taylor or any successor Bank may approve in accordance with this Agreement.

Collateral means all accounts receivable for sales of products and services provided by the Borrower or any Subsidiary to their respective customers in the ordinary course of business, now or hereafter subject to Security Documents, or intended so to be, as well as certain equity interest of Borrower in its Subsidiaries, all as more particularly set forth in the Security Documents.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Corporation means corporations, partnerships, limited liability companies, joint ventures, joint stock associations, associations, banks, business trusts and other business entities.

Current Owners means Edward P. Evans and General John T. Chain.

Distributions means all dividends and distributions made by Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses or other compensation for services expending in the current accounting period.

Domestic Subsidiaries means Subsidiaries other than Foreign Subsidiaries.

Effective Prime Rate has the meaning attributed to such term in the Note.

Foreign Subsidiary means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

Governmental Authority means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Bank or any Obligor, or any Subsidiary of Borrower or their respective Property.

Highest Lawful Rate means the maximum nonusurious rate of interest permitted to be charged by applicable Federal or Texas law (whichever permits the higher lawful rate) from time to time in effect.  To the extent that Texas law determines the Highest Lawful Rate, the Highest Lawful Rate is the weekly rate ceiling as defined in the Texas Finance Code Chapter 303.

Indebtedness means and includes (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined, in Property owned subject to such Lien, whether or not the Indebtedness secured thereby has been assumed.

Initial Measurement Period means, with respect to the Tangible Net Worth requirement in Section 4.10, the period commencing January 1, 2006 and ending as of the date of such determination.

Intangible Assets means patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person.

Legal Requirement means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

Loan Documents means this Agreement, the Note and the agreements, documents and instruments required to be executed by the Parties in connection with this Agreement or listed as items 1 through 4 on Annex I, all other assignments, deeds, guaranties, pledges, instruments, certificates and agreements now or hereafter executed or delivered to Bank pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Material Adverse Effect means, with respect to a Person, a material and adverse affect on the financial condition, business or affairs.

Net Income means the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:

(a)                                  any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and

(b)                                 in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

Note means the Revolving Promissory Note identified on Annex I to this Agreement, as such Note may be amended, restated, renewed or otherwise modified from time to time.

Obligations means all debts, obligations and liabilities of every kind and character of Borrower, whether joint or several, contingent or otherwise, now or hereafter existing in favor of Bank and arising out of or in connection with the Loan Documents, including without limitation, all principal, interest and other amounts which are or become owing under this Agreement, the Note or any other Loan Document.  Borrower and Bank specifically contemplate that Obligations include indebtedness hereafter incurred by Borrower to Bank pursuant to the Loan Documents.

Obligor means each Borrower and any guarantor, surety, co-signer, general partner or other person who may now or hereafter be obligated to pay all or any part of the Obligations.

Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited liability company, the articles of organization, regulations and other documents establishing such entity, with respect to a partnership, joint venture, or trust, the agreement, certificate or instrument establishing such entity; in each case including all modifications and supplements thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are consented to by Bank.

Parties  means all Persons other than Bank executing any Loan Document.

Permitted Investments means any advances, loans, extensions of credit, or capital contributions to or investments in, or purchases of any stock, bonds, notes, debentures, or other securities of, any Person or Persons, which, when combined, do not exceed $500,000 in the aggregate.

Permitted Redemption means any redemption by Borrower from time to time of all or any portion of its capital stock, and/or treasury stock but only to the extent that (i) an Event of Default has not occurred and is not then continuing, (ii) giving effect to such redemption will not result in the occurrence of an Event of Default, (iii) the combined consideration for all such redemptions during any twelve month period does not exceed in the aggregate positive Net Income for the twelve month period ending immediately ending prior to the date of such Permitted Redemption after giving affect to same, and (iv) the cashless exercise of stock options.

Person means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

Proper Form means in form and substance satisfactory to Bank.

Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Security Documents means item number 4 listed on Annex I and all supplements, modifications, amendment, extensions thereof and all other agreements hereafter executed and delivered to Bank to secure the Loans.

Stock Repurchases means any redemption by Borrower from time to time of all or any portion of its capital stock, and/or treasury stock.

Subsidiary means, as to a particular parent Corporation, any Corporation of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by such parent Corporation or by one or more Persons controlled by, controlling or under common control with such parent Corporation.

Tangible Net Worth means total assets less the sum of Intangible Assets and total liabilities.

THIS WRITTEN LOAN AGREEMENT TOGETHER WITH THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN BANK AND THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANK AND THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BANK AND THE PARTIES.

This Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original and all of which are identical.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

BORROWER:	THOMAS GROUP, INC., a Delaware corporation
By:
Name:
Title:

Address:

5221 N. O’Connor Blvd., Suite 500
Irving, Texas 75039
Attn: David English
Fax:

BANK:		JPMORGAN CHASE BANK, N.A.,
a national banking association

By:
Debbie Sowards
Senior Vice President

Address:

1717 Main Street, 3rd Floor
Dallas, Texas 75201
Attn: Debbie Sowards
Fax: (214) 290-2765

EXHIBITS

A.            Request For Loan

B.            Reporting Requirements, Financial Covenants, and Compliance Certificate

C.            Reserved

ANNEXES

I.              Loan Documents

II.            Subsidiaries

EXHIBIT A

REQUEST FOR LOAN

[Letterhead of Borrower]

JPMorgan Chase Bank

[branch address to be inserted]

Re:	Request for Loan under Agreement
Account #:
Note #:

Attention:

Ladies and Gentlemen:

This letter confirms our oral or telephonic request of ________________, 200__, for a Loan in accordance with that certain Credit Agreement dated as of September ___, 2006 (as amended, restated and supplemented from time to time, the “Agreement”) between you and us.  Any term defined in the Agreement and used in this letter has the same meaning as in the Agreement.

(check if applicable)

                1.             The proposed Loan is to be in the amount of $                     and is to be made on                      , 200     , which is a Business Day at least              Business Days after the date of this letter.  The proceeds of the proposed Loan should be (check one:) ☐ deposited into account number                   with Bank ☐                                     . The Borrower confirms the request that the Loan be of the following Type:

(i) Type (check whichever is applicable)

LIBOR Loan having an Interest Period of (check whichever is applicable):
one month
two months
three months
four months
six months

Prime Rate Loan

1

(check if applicable)

                2.             With respect to an existing Loan, Borrower requests that the Bank do as follows:

                Requests that the Bank convert a LIBOR Loan into a Prime Rate Loan in the amount of $                    .

                The Borrower confirms the request that the Bank convert a Prime Rate Loan into a LIBOR Loan in the amount of $                   , having an Interest Period of (check whichever is applicable):

one month
two months
three months
four months
six months

                Requests that the Bank continue a LIBOR Loan in the amount of $       , having an Interest Period of (check whichever is applicable):

one month
two months
three months
four months
six months

The undersigned hereby certifies that:

(1)     The representations and warranties made by Borrower or by any other Person in the Agreement and                                        the other Loan Documents are true and correct on and as of this date as though made on this date.

(2)     The proposed Loan complies with all applicable provisions of the Agreement.

(3)     No Event of Default has occurred and is continuing.

Sincerely,

THOMAS GROUP, INC.,
a Delaware corporation

By:
Name: :
Title

2

EXHIBIT B

to Credit Agreement between

Thomas Group, Inc. (“Borrower”) and JPMorgan Chase Bank, N.A. (“Bank”)

dated the Effective Date, as same may be amended, restated and supplemented in writing.

REPORTING REQUIREMENTS, FINANCIAL COVENANTS AND

COMPLIANCE CERTIFICATE FOR CURRENT REPORTING PERIOD ENDING           , 200        (“END DATE”)

A.                                   REPORTING PERIOD.  THIS EXHIBIT WILL BE IN PROPER FORM AND SUBMITTED WITHIN  45 DAYS OF THE END OF EACH CALENDAR QUARTER AND WITH THE FISCAL YEAR END FINANCIAL STATEMENT.

BORROWER’S FISCAL YEAR ENDS ON DECEMBER 31

B. Financial Reporting.  Borrower will provide the following financial information in Proper Form within the times indicated:

WHO	WHEN DUE	WHAT
BORROWER	Within 120 days of fiscal year end

Annual financial statements (balance sheet, income statement, cash flow statement), audited (with unqualified opinion) by independent certified public accountants satisfactory to Bank, accompanied by Compliance Certificate

BORROWER	Within 45 days of each Reporting Period End Date.	Unaudited interim financial statements accompanied by Compliance Certificate

C. FINANCIAL COVENANTS. Borrower will comply with the following financial covenants, defined in accordance with GAAP and the definitions in Section 8, and incorporating the calculation adjustments indicated on the Compliance Certificate:

COMPLIANCE CERTIFICATE
REQUIRED Except as specified otherwise, each covenant will be complied with at all times and reported for each Reporting Period or as of each Reporting Period End Date, as appropriate:	ACTUAL REPORTED For Current Reporting Period/as of the End Date		COMPLIANCE Yes No (Circle One)

 1. Have a Tangible Net Worth greater than or equal to (i) $8,000,000, plus (ii) 50% of the sum of (a) positive Net Income for the four quarter period then ending/Initial Measurement Period (as applicable), minus (b) Stock Repurchases for the four quarter period then ending/Initial Measurement Period (as applicable), minus (c) Distributions for the four quarter period then ending/Initial Measurement Period (as applicable)

	Tangible Net Worth equals: Covenant Calculation Positive Net Income Minus: Stock Repurchases Distributions Equals: Times 50%: Plus $8,000,000 Equals (Covenant Requires):	$ $ $ $ $ $ $	Yes No
2. Outstanding Purchase Money Indebtedness (not to exceed $250,000 per Section 5.01(b))	$		Yes No

3. Outstanding Indebtedness permitted under Section 5.01(c) (not to exceed $250,000)	$		Yes No

4. Permitted Redemption consideration obligation to date (total not to exceed in the aggregate positive Net Income for the twelve month period ending as of the date of such Permitted Redemption upon giving affect to same per Section 5.09(b))

	$	Yes No
5. Permitted Investments to date (not to exceed $500,000 per Section 5.09(c))	$	Yes No

THE ABOVE SUMMARY REPRESENTS SOME OF THE COVENANTS AND AGREEMENTS CONTAINED IN THE AGREEMENT AND DOES NOT IN ANY WAY RESTRICT OR MODIFY THE TERMS AND CONDITIONS OF THE AGREEMENT.  IN CASE OF CONFLICT BETWEEN THIS EXHIBIT B AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

The undersigned hereby certifies that the above information and computations are true and correct and not misleading in any material respect as of the date hereof, and that since the date of Borrower’s most recent Compliance Certificate (if any):

☐            No default or Event of Default has occurred under the Agreement during the current Reporting Period, or been                             discovered from a prior period, and not reported.

☐            A default or Event of Default (as described below) has occurred during the current Reporting Period or has                                   been discovered from a prior period and is being reported for the first time and:

☐ was cured on                           .

☐ was waived by Bank in writing on                       .

☐ is continuing.

Description of Event of Default:

Executed this             day of                             , 200              .

BORROWER: THOMAS GROUP, INC.

SIGNATURE:

NAME:

TITLE:	(Chief Financial Officer or President)

ADDRESS:

EXHIBIT C

RESERVED

ANNEX I

Loan Documents

“Loan Documents” includes, but is not limited to, the following, all of which must be in Proper Form:

1.	Agreement

2.	Revolving Promissory Note (the “Note”)

3.	Compliance Certificate

4.	One or more Security Agreements, in Proper Form, covering all Collateral

5.	Financing Statements

6.	Opinion of Borrower’s and Guarantor’s Counsel

7.	Certified Copies of Organizational and Authority Documents

8.	Insurance policies and certificates

9.	Financial Statements of Borrower

10.	UCC search

ANNEX II

Subsidiaries

[To be provided]

Schedule 5.1

Existing Indebtedness

(to be inserted)